Exhibit 99

FOR IMMEDIATE RELEASE

For Further Information:
Waste Management, Inc.
Analysts:
Greg Nikkel
713.265.1358
Media:
Heather Browne
713-265-1514

WMI #05-05

Waste Management, Inc. Elects Thomas H. Weidemeyer to Board of Directors

HOUSTON — January 31, 2005 — Waste Management, Inc. (NYSE: WMI) today announced that Thomas H. Weidemeyer, formerly Senior Vice President and Chief Operating Officer of United Parcel Service, Inc. and President of UPS Airlines, was elected to its Board of Directors Friday, January 28th.

Mr. Weidemeyer’s career at UPS included a broad range of experiences in the United States and managing Latin American operations. Mr. Weidemeyer started at UPS in 1972, and held various assignments of increasing responsibility before being named Vice President of UPS Airlines in 1990. He was named Senior Vice President for UPS in 1994 and along with his UPS Airlines responsibility, was also responsible for transportation operations and labor relations. In 2001, Mr. Weidemeyer assumed the additional responsibility of Chief Operating Officer for UPS.

“Tom’s knowledge and experience in the transportation services and package delivery industries will provide our Board and our company with valuable perspective and guidance. We are pleased to have him as part of our team,” said Jack Pope, Non-Executive Chairman of Waste Management.

Mr. Weidemeyer holds a Bachelor of Arts degree from Colgate University and a Juris Doctorate degree from the University of North Carolina. He was a member of the UPS board of directors until his retirement in December 2003, and currently serves on the board of NRG Energy Inc., a leading independent power producer headquartered in Princeton, N.J., and The Goodyear Tire & Rubber Company, the world’s largest tire company.

The election of Mr. Weidemeyer brings the size of Waste Management’s Board of Directors to nine members, eight of whom are independent.

Waste Management, Inc. is its industry’s leading provider of comprehensive waste management services. Based in Houston, the Company serves municipal, commercial, industrial, and residential customers throughout North America.